Exhibit 99.1

Aquinox Pharmaceuticals Announces Initiation of ProShip Phase 2

Proof-of-Concept Clinical Trial Investigating Rosiptor in CP/CPPS

-Trial Will Enroll Approximately 100 Male Subjects in the US and Canada-

VANCOUVER, British Columbia, June 11, 2018 – Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ:AQXP), a clinical-stage pharmaceutical company discovering and developing novel drug candidates to treat inflammation, inflammatory pain, and blood cancers, today announced initiation of dosing in ProShip, a Phase 2 proof-of-concept clinical trial evaluating the efficacy and safety of once-daily rosiptor in chronic prostatitis/chronic pelvic pain syndrome (CP/CPPS), a urological condition characterized by chronic pelvic pain and voiding symptoms without evidence of urinary tract infection. There are currently no FDA approved treatment options for CP/CPPS.

The 12-week, randomized, double-blind, placebo-controlled ProShip clinical trial will evaluate rosiptor 200 mg versus placebo (randomized in a 1:1 ratio) in approximately 100 male subjects with CP/CPPS. The primary endpoint is the change in maximum daily pelvic pain from baseline to Week 12 versus placebo using an 11-point numeric rating scale. Secondary endpoints include relevant Patient Reported Outcomes (PROs) measuring pain, urinary frequency, and sexual dysfunction.

“Inflammation is believed to play a key role in CP/CPPS, supporting the evaluation of rosiptor for the treatment of this condition,” said Barbara Troupin, MD, MBA, Chief Medical Officer and Vice President of Clinical Development & Regulatory Affairs of Aquinox. “The design of ProShip builds on the learnings from our ongoing clinical trial program with rosiptor in interstitial cystitis/bladder pain syndrome (IC/BPS), another urological condition with significant unmet need defined by chronic pain and urinary symptoms.”

About Chronic Prostatitis/Chronic Pelvic Pain Syndrome (CP/CPPS)

CP/CPPS is a urological condition characterized by chronic pelvic pain and voiding symptoms without evidence of urinary tract infection. Symptoms may include pelvic pain, urinary symptoms, and sexual dysfunction. Estimates suggest up to 5M males in the United States have symptoms of CP/CPPS yet only about 1M of these patients are diagnosed and treated. There are currently no FDA approved and/or effective treatment options for CP/CPPS, and few treatments in development.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company developing novel therapeutics for chronic urological conditions marked by inflammation and pain. Aquinox’s lead drug candidate, rosiptor (AQX-1125), is in Phase 3 development for the treatment of patients with interstitial cystitis/bladder pain syndrome (IC/BPS) and in a Phase 2 trial for chronic prostatitis/chronic pelvic pain syndrome (CP/CPPS), debilitating conditions marked by chronic pain and urinary symptoms, for which there are currently few FDA approved and/or effective treatment options. Aquinox is focused on leveraging its library of novel compounds that activate SHIP1 to develop therapeutics for application in inflammation, inflammatory pain, and blood cancers. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-Looking Statements Certain of the statements made in this press release are forward looking, such as those, among others, relating to: development of rosiptor (AQX-1125), ProShip and the role of inflammation in CP/CPPS. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: clinical drug development is a lengthy and expensive process with an uncertain outcome; rate of enrolment of patients in ProShip; as an organization, we have never conducted a pivotal clinical trial before; the size and growth of the potential markets for rosiptor (AQX-1125) or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of rosiptor (AQX-1125) or any future product candidates; reaching agreement on design of pivotal trials with regulatory authorities and our expectations regarding the potential safety, efficacy or clinical utility of rosiptor or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports, filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Info:

Investors: Brendan Payne Associate Director, Investor Relations Aquinox Pharmaceuticals, Inc. 604.901.3019 ir@aqxpharma.com	Media: Lisa Guiterman Orangefiery Office: 301.217.9353 Mobile: 202.330.3431 lisag@orangefiery.com